Exhibit 99.1

Post Holdings to Acquire Dakota Growers Pasta Company
St. Louis, Missouri - September 16, 2013 - Post Holdings, Inc. (NYSE:POST) today announced it has signed a definitive agreement to acquire Dakota Growers Pasta Company, Inc. (“Dakota Growers”) from Viterra Inc., a wholly-owned subsidiary of Glencore Xstrata plc.
Dakota Growers is a leader in the approximately $5 billion North American pasta market, with leadership positions in the private label retail, foodservice and ingredient channels. The company is located in Carrington, North Dakota, where it has durum wheat milling and pasta production capabilities. Dakota Growers also has production capabilities in New Hope, Minnesota.
The Dakota Growers business will be managed independently from other Post Holdings businesses by its existing management team led by Ed Irion, Vice President and General Manager.
“I am delighted to welcome Ed, his team, and the Dakota Growers associates into the growing family of Post Holdings’ companies,” said William P. Stiritz, Post’s Chairman and Chief Executive Officer. “With Dakota Growers, Post continues to expand its portfolio into segments of the overall food industry where it sees opportunities to grow and diversify its strong cash flow.”
Terms of the deal call for $370 million in cash to be paid at the time of closing, on a cash-free, debt-free basis, subject to a working capital adjustment. The acquisition will be funded by a combination of cash on hand and up to $200 million in committed debt financing. On a full year basis, the transaction is expected to contribute approximately $300 million to net sales and approximately $42-$46 million of EBITDA.
The Company anticipates completing the transaction in January 2014, subject to various closing conditions including the expiration of waiting periods required under antitrust laws and the delivery of audited financial statements for the Dakota Growers business.
The transaction is structured as a stock purchase, in which Post has agreed to purchase all of the outstanding stock of Agricore United Holdings Inc., the parent company of Dakota Growers. The acquisition, excluding transaction, integration and purchase accounting related costs, is expected to be immediately accretive to Post’s results; the ultimate earnings per share impact will be subject to finalization of the allocation of the purchase price.
Forward-Looking Statements
Certain matters discussed in this news release are forward-looking statements, including the expected timing of the acquisition and the expected financial contribution of the acquisition. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include risks related to, among other things, obtaining regulatory approval of or non-objection to the acquisition; the potential impact on the business due to uncertainty about the acquisition; the retention of Dakota Growers employees and the ability of Post to successfully integrate operations; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, suppliers, other business partners or governmental entities for both parties; other business transaction costs; actual or contingent liabilities of the acquired business; the inability to predict the future success or market acceptance of the acquired business; and other risks described in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
Use of Forward-Looking Non-GAAP Measures
Post has presented in this release certain forward-looking statements about future financial performance that include EBITDA. EBITDA is a non-GAAP measure which represents net earnings excluding income taxes, net interest expense, net other nonoperating income/expense, depreciation and amortization. The Company believes that EBITDA is useful to an investor in evaluating the Company's operating performance and liquidity because (i) it is widely used to measure a company's operating performance without regard to items which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the Company's capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company's ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company's financing documents.
Post has not provided a reconciliation of this forward-looking non-GAAP financial measure due to the difficulty in forecasting and quantifying the amount of the items excluded from EBITDA that will be included in net earnings, the comparable GAAP financial measure.
About Post Holdings, Inc.
Post Holdings, Inc. is the parent company of Post Foods, LLC, Attune Foods, LLC and Premier Nutrition Corporation. Post has enriched the lives of consumers, offering quality foods since 1895. Post's products are generally sold to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores and the foodservice channel in North America. Post's portfolio of brands includes diverse offerings to meet the taste and nutritional needs of all families, including such favorites as Honey Bunches of Oats®, Pebbles™, Great Grains®, Post Shredded Wheat®, Post® Raisin Bran, Grape-Nuts®, and Honeycomb®. With recent acquisitions, Post's portfolio of brands now also includes Attune®, Uncle Sam®, Erewhon®, Golden Temple™, Peace Cereal®, Sweet Home Farm®, Willamette Valley Granola Company™, Premier Protein® and Joint Juice®. Post is dedicated to health and wellness, offering consumers a variety of choices to meet their nutritional needs. For more information, visit www.postfoods.com.

Contact:
Robert Vitale, Chief Financial Officer
(314) 644-7601

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